PLACEMENT AGENT AGREEMENT


      THIS AGREEMENT is made as of the 31st day of October, 2002 by and between ACP Funds Trust (the "Trust"), a Delaware business trust, and Turner Investment Distributors, Inc. (the "Placement Agent"), a New York corporation.

      WHEREAS, the Trust is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended ("Investment Company Act") and its securities are exempt from registration pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act");

      WHEREAS, the Placement Agent is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended; and

      WHEREAS, the Trust desires to retain the Placement Agent to provide placement agency services with respect to the portfolios set forth in Schedule A attached hereto and such other portfolios as the Trust and the Placement Agent may agree upon (the "Funds"), and the Placement Agent is willing to render such services.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Fund and Placement Agent hereby agree as follows:

      ARTICLE 1. SALE OF SHARES. The Trust grants to the Placement Agent the exclusive right to sell shares ("Shares") of the Funds at the net asset value per Share, plus any applicable sales charges in accordance with the current private placement memorandum ("PPM"), as agent and on behalf of the Trust, during the term of this Agreement and subject to the rules and regulations of the SEC and the laws governing the sale of securities in the various states (the "Blue Sky Laws").

      ARTICLE 2. SOLICITATION OF SALES. In consideration of these rights granted to the Placement Agent, the Placement Agent agrees to use all reasonable efforts, consistent with its other business, in connection with the distribution of Shares of the Funds; provided, however, that the Placement Agent shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Placement Agent to register as a broker or dealer under the Blue Sky Laws of any jurisdiction or to maintain its registration in any jurisdiction in which it is now registered, unless it engages in activities contemplated by this Agreement in such jurisdiction. Nothing herein shall obligate the Placement Agent to sell any particular number of Shares.

      ARTICLE 3. COMPENSATION. In consideration for its provision of services to investors relating to their purchase or continued holding of Shares, the Trust will pay distribution and shareholder service fees to the Placement Agent at the annual rate specified in Schedule B, which is attached hereto and made a part of this Agreement.

      ARTICLE 4. AUTHORIZED REPRESENTATIONS. The Placement Agent is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statement of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust or a Fund, including a Fund's PPM, for the Placement Agent's use. The Placement Agent may prepare and distribute sales literature and other materials as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

      ARTICLE 5. INDEMNIFICATION OF PLACEMENT AGENT. The Trust agrees to indemnify and hold harmless the Placement Agent and each of its directors and officers and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Securities Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, PPM, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Trust does not agree to indemnify the Placement Agent or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Placement Agent.

      In no case (i) is the indemnity of the Trust to be deemed to protect the Placement Agent against any liability to the Trust or its shareholders to which the Placement Agent or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Placement Agent under the indemnity agreement contained in this paragraph with respect to any claim made against the Placement Agent or any person indemnified unless the Placement Agent or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Placement Agent or such other person (or after the Placement Agent or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Placement Agent or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

      The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

      The Trust agrees to notify the Placement Agent promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares.

      ARTICLE 6. INDEMNIFICATION OF TRUST. The Placement Agent covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the Securities Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the Securities Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of the Placement Agent or any of its employees or alleging that the registration statement, PPM, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Placement Agent.

      In no case (i) is the indemnity of the Placement Agent in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Placement Agent to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Placement Agent in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Placement Agent of any claim shall not relieve the Placement Agent from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

      The Placement Agent shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Placement Agent elects to assume the defense, the defense shall be conducted by counsel chosen by the Placement Agent and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Placement

Agent elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Placement Agent does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

      The Placement Agent agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Trust's Shares.

      ARTICLE 7. EFFECTIVE DATE AND TERMINATION. This Agreement shall be effective upon its execution, and unless terminated as provided, shall continue in force for two years from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms "vote of a majority of the outstanding voting securities", "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act. In addition, this Agreement may at any time be terminated without penalty by the Placement Agent, by a vote of a majority of Independent Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than 30 days prior written notice to the other party.

      ARTICLE 8. NOTICES. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 1235 Westlakes Drive, Suite 350, Berwyn, Pennsylvania 19312
ATTENTION: President, and if to the Placement Agent, 1235 Westlakes Drive, Suite 350, Berwyn, Pennsylvania 19312 ATTENTION: President.

      ARTICLE 9. LIMITATION OF LIABILITY. A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

      ARTICLE 10. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

      ARTICLE 11. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS, the Trust and Placement Agent have each duly executed this Agreement, as of the day and year above written.

ACP FUNDS TRUST

By:     /s/ BRIAN M. FERKO
        ----------------------------

Attest: /s/ DIANE J. DRAKE
        ----------------------------

TURNER INVESTMENT DISTRIBUTORS, INC.

By:     /s/ JOHN H. GRADY
        ----------------------------

Attest: /s/ DIANE J. DRAKE
        ----------------------------

           SCHEDULE A DATED OCTOBER 31, 2002 AS REVISED MARCH 7, 2003
                                     TO THE
                            PLACEMENT AGENT AGREEMENT
                             DATED OCTOBER 31, 2002
                                     BETWEEN
                                 ACP FUNDS TRUST
                                       AND
                      TURNER INVESTMENT DISTRIBUTORS, INC.


FUNDS

ACP Adviser Series Continuum Return Fund

ACP Advantage Continuum Return Fund

ACP Adviser Series Strategic Opportunities Fund

ACP Advantage Strategic Opportunities Fund

           SCHEDULE B DATED OCTOBER 31, 2002 AS REVISED MARCH 7, 2003
                                     TO THE
                            PLACEMENT AGENT AGREEMENT
                             DATED OCTOBER 31, 2002
                                     BETWEEN
                                 ACP FUNDS TRUST
                                       AND
                      TURNER INVESTMENT DISTRIBUTORS, INC.

Pursuant to Section 3, the Trust shall pay the Placement Agent compensation at an annual rate as follows:

FUND                                        FEE (IN BASIS POINTS)

ACP Adviser Series Continuum Return Fund       Distribution (12b-1) Fee:  0.25%
                                               Shareholder Service Fee:   0.25%

ACP Advantage Continuum Return Fund            Distribution (12b-1) Fee:  0.75%
                                               Shareholder Service Fee:   0.25%

ACP Adviser Series Strategic
  Opportunities Fund                           Distribution (12b-1) Fee:  0.25%
                                               Shareholder Service Fee:   0.25%

ACP Advantage Strategic Opportunities Fund     Distribution (12b-1) Fee:  0.75%
                                               Shareholder Service Fee:   0.25%


CALCULATION OF FEES

Distribution and Shareholder Service fees are based on a percentage of the Funds' average daily net assets attributable to Shares of each listed Fund.